Exhibit 23.1

Consent of Independent Auditor

We consent to the use of our report dated March 16, 2015 with respect to the statement of revenues and certain expenses of V Street, included in this Current Report on Form 8-K/A filed with the Securities and Exchange Commission on March 16, 2015.

/s/ Ernst & Young LLP

San Francisco, California

March 16, 2015